6

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                                 April 14, 2000
                Date of Report (Date of earliest event reported)


                             MOTO GUZZI CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


         Delaware                 000-22813                  13-3853272
 (State of Organization)  (Commission File Number)  (IRS Employer Identification
                                                                         Number)



                                 445 PARK AVENUE
                               NEW YORK, NY 10022
         (Address of Registrant's Principal Executive Office) (Zip Code)


                                 (212) 644-4441
              (Registrant's telephone number, including area code)



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)


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         Item 5. Other Events.

                  Preliminary Share Sale and Purchase Agreement

                  On April 14, 2000, the Company entered into a Preliminary Share Sale and Purchase Agreement (the "Share Purchase Agreement") with Aprilia S.p.A. ("Aprilia") providing for the sale of the Company's four operating subsidiaries: (i) Motto Guzzi, S.p.A., (ii) MGI Motorcycle GmbH, (iii) Moto Guzzi North America Inc., and (iv) Moto Guzzi France S.a.r.l. (the "Subsidiaries").

                  The closing of the sale of the Subsidiaries is subject to approval by the shareholders of the Company and shareholders' approval of a change of the Company's corporate name to eliminate the words "Moto Guzzi". The transaction will not take place unless these approvals are obtained by August 31, 2000.

                  In connection with the Share Purchase Agreement, OAM S.p.A, which owns approximately 61% of the Company's Class A Common Stock, and approximately 13% of the Company's Series B Preferred Stock, entered into an agreement with Aprilia to vote all of its stock of the Company in favor of the transaction. Assuming that no additional shares of Class A Common Stock are issued by the Company (on conversion of the Series B Preferred Stock or otherwise) prior to the record date for the shareholder meeting, the affirmative vote of OAM will be sufficient to ensure shareholder approval of the transaction.

                  The sale price for the shares of the Subsidiaries will be Lit.
                  85.5 Billion (approximately $ 41.85 million) plus or minus the amount by which the Subsidiaries' net worth at April 30, 2000 is more or less than its net worth at December 31, 1999 (which was a negative net worth of Lit. 13.993 billion (approximately $ 6.85 million). In addition, Aprilia will satisfy debts of the Subsidiaries to the Company and OAM totaling an estimated Lit. 19 billion (approximately $ 9.3 million) and will cause OAM to be released from a Lit. 4 billion (approximately $1.95 million) guarantee of obligations of the Subsidiaries.

                  Under the Share Purchase Agreement, Aprilia will oversee the Subsidiaries' operations beginning May 1, 2000. To carry that out, Aprilia designees will be added to the Subsidiaries' board of directors. Aprilia will lend the Subsidiaries any funds they need to operate between May 1, 2000 and completion of the sale of the Subsidiaries. If the sale of the Subsidiaries does not take place, the loans will be repayable when the Share Purchase Agreement terminates. The obligation to repay the loans will be secured by up to 25% of the shares of the Subsidiaries.

                  In the Share Purchase Agreement, the Company also agreed to indemnify Aprilia against costs or liabilities resulting from any shareholder litigation instituted in the United States (other than by OAM) with regard to the transaction.



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         Item 7. Exhibits.

                  Exhibit No.              Description of Document

                         10.1 Preliminary Share Sale and Purchase Agreement dated as of  April  14,  2000 by and
                                           between   the  Company  and
                                           Aprilia S.p.A.

                         99.1              Press Release, dated April 14, 2000.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     MOTO GUZZI CORPORATION
                                  (Registrant)

                                                     By:    /s/ Mark S. Hauser
                                                            Mark S. Hauser
                                                            Chairman

         Date:  April 20, 2000

                                  EXHIBIT INDEX


Exhibit Number                       Description                        Page No.
10.1 Preliminary Share Sale and Purchase Agreement dated as of April 14, 2000 by and between the Company and Aprilia
              S.p.A.
99.1          Press Release, dated April 14, 2000.